Exhibit 99.1

VIVUS, Inc.	Menarini GROUP
Timothy E. Morris	Valeria Speroni Cardi
Chief Financial Officer	Head of Press office
morris@vivus.com	pressoffice@menarini.com
650-934-5200

Investor Relations: The Trout Group
Brian Korb
bkorb@troutgroup.com
646-378-2923

VIVUS ANNOUNCES AVANAFIL PARTNERSHIP WITH MENARINI

Menarini to Launch and Market SPEDRA in 40 Countries in Europe and Abroad

VIVUS to Receive Upfront Payment Plus Milestones and Royalties Over the Term of the Agreement

MOUNTAIN VIEW, Calif., July 9, 2013 – VIVUS, Inc. (NASDAQ: VVUS) today announced that it has entered into a License and Commercialization Agreement and a Supply Agreement with Menarini and its wholly-owned subsidiary BERLIN-CHEMIE AG/MENARINI, to commercialize and promote SPEDRA™ (avanafil) in over 40 European countries plus Australia and New Zealand.  SPEDRA is a new phosphodiesterase-5 inhibitor (PDE5-i) approved under the trade name STENDRA™  by the U.S. FDA in April 2012 and by the European Commission (EC) in June 2013 for the treatment of erectile dysfunction (ED).

The Menarini Group is the leading Italian pharmaceutical company in the world with over 125 years of history. Menarini, a private company headquartered in Florence, Italy, has a 2012 turnover of more than €3.2 billion ($4.2 billion) and has over 16,000 employees worldwide.  In the EU, Menarini expects to field a sales force of 1,350 representatives to promote SPEDRA.

“Menarini will be an excellent partner for SPEDRA,” stated Timothy E. Morris, senior vice president, global corporate development and finance and CFO of VIVUS, Inc. “Menarini has tremendous know how and marketing capabilities throughout Europe and has already established a presence in men’s health with the acquisition last year of Priligy® (Dapoxetine) for treatment of premature ejaculation (PE). The licensing process was competitive and Menarini was chosen for their extensive presence in their territories and their history of successful drug launches across Europe.  We look forward to a long and productive collaboration with Menarini.”

VIVUS will receive an upfront payment and various approval and sales milestones plus royalties on SPEDRA sales.  Within the first year, VIVUS is expected to receive approximately €39 million (or approximately $51 million at current exchange rates) including upfront payments totaling €16 million (or approximately $21 million at current exchange rates). Menarini will also reimburse VIVUS for payments made to cover various obligations to Mitsubishi-Tanabe Pharma Corporation (MTPC) during the term of the agreement.  VIVUS is eligible to receive up to €79 million (or approximately $102 million at current exchange rates) in milestones and other payments over the life of the agreement in addition to royalties. The agreement will continue on a country-by-country basis in the Menarini Territory, until the latest of: expiration of the last-to-expire valid VIVUS patent covering SPEDRA; data protection covering SPEDRA; or ten (10) years after the SPEDRA product launch.  VIVUS and Menarini also entered into a supply agreement whereby VIVUS will supply Menarini with commercial product.

“SPEDRA is an important addition into our commercial portfolio.  The rapid onset of action and unique profile make SPEDRA an important treatment option for men with ED,” stated Alberto Giovanni Aleotti, vice chairman of Menarini Group. “We are eagerly preparing for the launch of SPEDRA, which we expect to occur in the major EU countries early next year”.

Aquilo Partners, L.P. acted as the exclusive advisor to VIVUS on the Menarini transaction.

Priligy® (Dapoxetine) is the first oral medication approved for “on-demand” treatment of PE.

ED is considered a disease of vascular origins in many patients and affects approximately 52 percent of men between the ages of 40 and 70. Prevalence increases with age and can be caused by a variety of factors, including medications (anti-hypertensives, histamine receptor antagonists); lifestyle (tobacco, alcohol use, drug use); diseases (diabetes, vascular conditions, metabolic syndrome, obesity), and spinal cord injuries. Left untreated, ED can negatively impact relationships and self-esteem, causing feelings of embarrassment and guilt. However, about half of men being treated with currently available PDE5 inhibitors are dissatisfied with treatment. The market opportunity for ED medical treatments continues to grow, with worldwide sales exceeding $5.5 billion in 2012.

About Avanafil

SPEDRA™, the trade name for avanafil in the EU, has just been approved by the EMA for the treatment of erectile dysfunction in the EU.

STENDRA is approved by the FDA for the treatment of erectile dysfunction in the U.S. VIVUS, through collaboration arrangements with third parties, intends to market and sell STENDRA in the U.S. and under the trade name SPEDRA in the EU and other territories outside the U.S. Avanafil is licensed from Mitsubishi Tanabe Pharma Corporation (MTPC). VIVUS owns worldwide development and commercial rights to avanafil for the treatment of sexual dysfunction, with the exception of certain Asian-Pacific Rim countries.

VIVUS is currently in discussions with potential partners to commercialize STENDRA in the U.S. and other territories throughout the world.

Currently, it is recommended that STENDRA should be taken approximately 30 minutes before sexual activity. STENDRA should not be taken more than once per day.  For more information about STENDRA, please visit www.Stendra.com.

About VIVUS

VIVUS is a biopharmaceutical company commercializing and developing innovative, next-generation therapies to address unmet needs in obesity, sleep apnea, diabetes and sexual health. For more information about the company, please visit www.vivus.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks, uncertainties and other factors, including risks and uncertainties related the launch and commercialization of SPEDRA in the EU, Australia and New Zealand. These risks and uncertainties could cause actual results to differ materially from those referred to in these forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. Investors should read the risk factors set forth in VIVUS’s Form 10-K for the year ending December 31, 2012, as amended by the Form 10-K/A filed on April 30, 2013 and by the Form 10-K/A filed on June 12, 2013, and periodic reports filed with the Securities and Exchange Commission. VIVUS does not undertake an obligation to update or revise any forward-looking statements.

About the MENARINI GROUP

Menarini is an international pharmaceutical company with over 16,000 employees worldwide and a presence in more than 100 countries in Europe, Asia, Latin America, Africa and the Middle East, and has a 2012 turnover of more than €3.2 billion ($4.2 billion). Research and internationalization represent the main areas of strategic development for its future. The Group has 14 manufacturing sites located in Italy and abroad where over 545 million packages/year are produced and distributed throughout the five continents; thus, allowing Menarini to contribute to the health of patients all over the world with its high quality standards.

Menarini Group- Valeria Speroni Cardi, Head of Menarini Group Press office - pressoffice@menarini.com